UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SONOSITE, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 17, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of SonoSite, Inc., which will be held on Tuesday, April 19, 2011, at 8:00 a.m., local time, at SonoSite’s principal executive offices at 21919 30th Drive S.E., Bothell, Washington 98021-3904 for the following purposes:

•	To elect eight directors to SonoSite’s board of directors to serve until the 2012 annual meeting of shareholders;

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011;

•	To hold an advisory vote on executive compensation as disclosed in these materials;

•	To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years; and

•	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

You should read carefully the accompanying notice of annual meeting of shareholders and the proxy statement for additional related information.

To be sure that your shares are properly represented at the meeting, whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card. Your stock will be voted in accordance with the instructions you have given in your proxy. If you attend the annual meeting, you may vote in person if you wish, even though you previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

Sincerely,

KEVIN M. GOODWIN
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

WE URGE YOU TO VOTE USING TELEPHONE OR INTERNET VOTING IF AVAILABLE TO YOU, OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD.

SONOSITE, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, APRIL 19, 2011

We will hold the 2011 Annual Meeting of Shareholders of SonoSite, Inc. at 8:00 a.m., local time, on Tuesday, April 19, 2011, at SonoSite’s principal executive offices at 21919 30th Drive S.E., Bothell, Washington 98021-3904:

•	To elect eight directors to SonoSite’s board of directors to serve until the 2012 annual meeting of shareholders;

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011;

•	To hold an advisory vote on executive compensation as disclosed in these materials;

•	To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years; and

•	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

SONOSITE’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS, “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THESE MATERIALS, AND “FOR” AN ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION.

The board of directors has fixed the close of business on February 23, 2011 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting.

The directors elected will be the eight candidates receiving the greatest number of votes cast, in person or by proxy, at the annual meeting. The affirmative vote of the holders of shares representing a majority of the votes cast at the annual meeting, in person or by proxy, is required to ratify appointment of the independent registered public accounting firm and the advisory vote on executive compensation. The alternative of one year, two years or three years receiving the highest number of votes will be deemed the frequency of the advisory vote on executive compensation that shareholders approve on an advisory basis.

You are cordially invited to attend the annual meeting. To ensure your representation at the annual meeting, you are urged to complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card, even if you plan to attend the annual meeting. The shares will be voted in accordance with the instructions you give in your proxy. You may revoke your proxy at any time before it is voted, either by returning a proxy for the same shares bearing a later date, filing with the corporate secretary of SonoSite a written revocation bearing a later date or attending the annual meeting and voting in person. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help us secure a quorum and reduce the expense of additional proxy solicitation.

By Order of the Board of Directors,

ANDREW HARING
Vice President, Legal Affairs and Corporate Secretary

Bothell, Washington

March 17, 2011

SONOSITE, INC.

PROXY STATEMENT

2011 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is being furnished to holders of shares of common stock of SonoSite in connection with the solicitation of proxies by our board of directors for use at our 2011 annual meeting of shareholders to be held at SonoSite’s principal executive offices at 21919 30th Drive S.E., Bothell, Washington 98021-3904, at 8:00 a.m., local time, on Tuesday, April 19, 2011. Matters to be considered at the annual meeting are set forth in the accompanying notice of annual meeting of shareholders. It is expected that the notice of annual meeting of shareholders, proxy statement and accompanying form of proxy will be mailed to shareholders on March 23, 2011.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

Only our shareholders of record at the close of business on February 23, 2011, are entitled to notice of and to vote at the annual meeting. On that date, there were 13,597,690 shares of common stock outstanding. The number of shareholders of record of our common stock on February 23, 2011 was 9,872. This figure does not include the number of shareholders whose shares are held by a broker or clearing agency, but does include each such brokerage house or clearing agency as one holder of record.

REVOCABILITY OF PROXIES

Shares represented at the annual meeting by properly executed proxies will be voted at the annual meeting and, where the shareholder giving the proxy specifies a choice, the proxy will be voted in accordance with the specification so made. A proxy may be revoked by a shareholder at any time either by:

•	filing with the corporate secretary of SonoSite, prior to the annual meeting, either a written revocation or a duly executed proxy bearing a later date; or

•	attending the annual meeting and voting in person, regardless of whether a proxy has previously been given.

Presence at the annual meeting will not revoke the shareholder’s proxy unless such shareholder votes in person.

QUORUM AND VOTING

You will be entitled to one vote per share of common stock that you hold. Action may be taken on a matter submitted to shareholders at the annual meeting only if a quorum exists. The presence, in person or by proxy, of one-third of the outstanding shares of common stock entitled to vote as of the close of business on the record date constitutes a quorum. Abstentions and broker non-votes will count toward establishing a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a shareholder withholds such shareholder’s vote by checking the “abstain” box on the proxy card, or when a shareholder present at the meeting does not cast a ballot.

For Proposal No. 1: The eight nominees who receive the highest number of “For” votes cast by shares present in person or represented by proxy and entitled to vote will be elected directors. Brokerage firms and nominees do not have the authority to vote their customers’ unvoted shares on Proposal No. 1 or to vote the customers’ shares if the customers have not furnished voting instructions to their brokers within a specified period of time prior to the annual meeting of shareholders. Abstentions and broker non-votes will not affect the outcome of the vote on Proposal No. 1.

For Proposal No. 2: The affirmative vote of the holders of shares representing a majority of the shares present in person or represented by proxy and entitled to vote is required to ratify the appointment of the independent registered public accounting firm. Brokerage firms and nominees have the authority to vote their customers’ unvoted shares on Proposal No. 2 or to vote the customers’ shares if the customers have not furnished voting instructions within a specified period of time prior to the annual meeting of shareholders. Abstentions will have the effect of a vote against Proposal No. 2. Broker non-votes will not affect the outcome of the vote on Proposal No. 2.

For Proposal No. 3: Advisory approval of the compensation of our named executive officers requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions will have the effect of a vote against Proposal No. 3. Broker non-votes will not affect the outcome of the vote on Proposal No. 3.

For Proposal No. 4: The alternative of one year, two years or three years receiving the highest number of votes will be deemed the frequency of the advisory vote on executive compensation that shareholders approve on an advisory basis. Abstentions and broker non-votes will not affect the outcome of the vote on Proposal No. 4.

Voting by Mail

By signing and returning the enclosed proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as “proxies,” to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Voting by Telephone

You may be able to vote by telephone. If so, instructions are included with your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet

You may be able to vote on the Internet. If so, instructions are included with your proxy card. If you vote on the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting

If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the shareholder of record, and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name. In that case, and if you wish to vote at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT

This proxy statement and the 2010 annual report are available on our Internet site by going to www.sonosite.com and clicking on “Company”, then “Investors”. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save SonoSite the cost of producing and mailing these documents by following the instructions provided on your proxy card or following the instructions provided when you vote over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access SonoSite’s proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You will have the opportunity to opt out at any time. You do not have to elect Internet access each year.

HOUSEHOLDING

We have adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission, or SEC. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more shareholders reside. Any one of the shareholders at a shared address may notify Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, if such shareholder wishes to receive additional copies of this proxy statement, and Broadridge will deliver the additional copy promptly after the request. This procedure reduces our printing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

If you are a shareholder of record and share an address with one or more other shareholders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, or you wish to request delivery of a single copy of our annual reports, proxy statements and other disclosure documents, you can do so by contacting Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from or added to the householding program within 30 days of receipt of your request.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

SOLICITATION OF PROXIES

Proxies may be solicited by our directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited in person, by mail or telephone. Any costs relating to such solicitation will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding solicitation materials to beneficial owners. We have currently not engaged any third parties to assist in the solicitation of proxies. If we decide at a later date that solicitation services are advisable, we may engage The Proxy Advisory Group, LLC to provide them.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the annual meeting, eight directors are to be elected to hold office for a term of one year and, in each case, until his or her successor shall be elected and shall qualify. The board of directors has no reason to believe that any of the nominees listed below will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee.

The following table sets forth the name and age of each member of the board of directors, the positions and offices held by each director with SonoSite and the period during which the director has served as a director of SonoSite.

There are no family relationships among any of the company’s directors or executive officers. Kirby L. Cramer, who served as our non-executive chairman of the board from 1998 to August 2010, and chairman emeritus since August 2010, is not standing for re-election.

Director Qualifications

The following provides information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, previous and current positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to SonoSite and our board. Finally, we value their significant experience on other public company boards of directors and board committees.

Name	Age	Positions and Offices With SonoSite	Director Since
Robert G. Hauser, M.D	71	Chairman of the Board of Directors (non-executive)	2004
Kevin M. Goodwin	53	President, Chief Executive Officer and Director	1998
Carmen L. Diersen	50	Director	2005
Steven R. Goldstein, M.D.	60	Director	1998
Paul V. Haack	60	Director	2006
Rodney F. Hochman, M.D.	55	Director	2009
Richard O. Martin, Ph.D.	71	Director	2008
William G. Parzybok, Jr.	69	Director	1998

Robert G. Hauser, M.D., has served as our Non-Executive Chairman since August 2010 and as a Director since February 2004. Dr. Hauser has been a Senior Consulting Cardiologist at the Minneapolis Heart Institute since 1992. In 2003-2004 and in 1995-1996, he served as President of the Cardiovascular Services Division of Abbott Northwestern Hospital. From 1987 to 2003, he was the director of Pacemaker Surveillance Clinic, Minneapolis Heart Institute. From 1988 to 1992, Dr. Hauser served as President and Chief Executive Officer of Cardiac Pacemakers, Inc., a division of Eli Lilly and Company, prior to its merger with Guidant, Inc. Dr. Hauser is a fellow of the American College of Cardiology and a Founder, Past-President and Fellow of the Heart Rhythm Society (NASPE). He received a B.S. degree from the University of Cincinnati and graduated with honors from College of Medicine at University of Cincinnati in 1968. We believe Dr. Hauser’s qualifications as a director include his operational experience in the medical device industry and 36 years as a cardiologist.

Kevin M. Goodwin has served as our President, Chief Executive Officer and a Director since 1998. From 1997 to 1998, Mr. Goodwin served as Vice President and General Manager of ATL Ultrasound, Inc.’s (“ATL”) handheld systems business group. From 1991 to 1997, Mr. Goodwin served as Vice President and General Manager of ATL Ultrasound’s businesses in Asia, the Pacific and Latin America. From 1987 to August 1991, Mr. Goodwin served in a variety of sales and management positions at ATL Ultrasound. From 1980 to 1987, Mr. Goodwin served in various management positions with American Hospital Supply, Picker International and Baxter Healthcare Corporation, all medical equipment and supply distributors. Mr. Goodwin has served on the board of directors of Carticept Medical, Inc. since October 2010. Mr. Goodwin holds a B.A. degree from Monmouth College, with an emphasis on hospital management, and attended the Executive Program at the Stanford Graduate School of Business. We believe Mr. Goodwin’s qualifications as a director include his sales and marketing experience in the medical device industry, including 13 years as our President and Chief Executive Officer.

Carmen L Diersen has served as a Director of SonoSite since 2005. Since June 2010, Ms. Diersen has served as the Global Chief Financial Officer of Tornier NV, a global leader in extremity orthopedics. From 2006 to 2010, Ms. Diersen served as the Chief Operating and Financial Officer of Spine Wave, Inc., a developer of advanced materials, techniques and implant systems for spinal surgery. From 2004 to 2006, Ms. Diersen served as Executive Vice President and Chief Financial Officer of American Medical Systems. From 1992 to 2004, she held positions of increasing domestic and international responsibility in finance and general management at Medtronic Inc., including Vice President, General Manager, Musculoskeletal Tissue Services and Vice President of Finance and Administration. From 1982 to 1992, she was at Honeywell Inc. Ms. Diersen previously served on the board of directors of Wright Medical from December 2009 to June 2010, and served on the board of directors of Memry Corporation from December 2004 through September 2008 when the company was sold. Ms. Diersen has been a Certified Public Accountant since 1983. Ms. Diersen received a B.S. in Accounting from the University of North Dakota and an MBA from the University of Minnesota, Carlson School of Management. We believe Ms. Diersen’s qualifications as a director include her financial, operations and transactional experience in the medical device industry.

Steven R. Goldstein, M.D. has served as a Director of SonoSite since 1998. Since 1995, he has served as Professor of Obstetrics and Gynecology at New York University School of Medicine. Since 1980, Dr. Goldstein has held various positions as a Doctor of Obstetrics and Gynecology at New York University Medical Center, serving as Director of Gynecological Ultrasound since 1994, and as Co-Director of Bone Densitometry for the Department of Obstetrics and Gynecology since 1997. Dr. Goldstein holds an M.D. degree from New York University School of Medicine and completed his residency in Obstetrics and Gynecology at New York University-affiliated hospitals in 1980. We believe Dr. Goldstein’s qualifications as a director include his 30 years of medical practice, teaching and ultrasound experience as a doctor of obstetrics and gynecology.

Paul V. Haack has served as a Director of SonoSite since 2006. From 1972 until his retirement in 2005 as a Partner, Mr. Haack practiced as a Certified Public Accountant, and held positions of increasing responsibility at Deloitte and Touche. During his career he served as lead technical partner in Deloitte’s Northwest and Milwaukee Practices, among other responsibilities. Mr. Haack has also served on the board of directors of Esterline Technologies since 2006. Mr. Haack received a B.S. Degree in business from the University of Montana. We believe Mr. Haack’s qualifications as a director include his 33 years of experience as a certified public accountant.

Rodney F. Hochman, M.D., joined SonoSite’s board in July 2009. Since April 2007, Dr. Hochman has served as the Chief Executive Officer of Swedish Medical Center, the largest non-profit health provider in the greater Seattle area. From 2004 to 2007, Dr. Hochman served as Executive Vice President at Sentara Norfolk General Hospital in Virginia, where he was responsible for the operation of five hospitals, as well as the organization’s medical group, legal and corporate compliance divisions. From 1998 to 2004, Dr. Hochman was Chief Medical Officer for Sentara. Dr. Hochman has also held management positions at Health Alliance of Greater Cincinnati and Guthrie Healthcare System in Sayre, PA. Dr. Hochman earned his medical degree from Boston University School of Medicine and his bachelor’s degree from Boston University. He has a medical background in rheumatology and internal medicine, and served as a clinical fellow in internal medicine at Harvard Medical School and Dartmouth Medical School. We believe Dr. Hochman’s qualifications as a director include his operational experience as a hospital executive and 31 years of medical experience.

Richard O. Martin, Ph.D. joined SonoSite’s Board in May 2008. Dr. Martin served as President of Medtronic Physio Control Corporation from 1998 until his retirement in 2001. Prior to its acquisition by Medtronic in 1998, he was Chairman and Chief Executive Officer of Physio Control Corporation. He also held several senior executive positions in engineering, marketing and sales with Intermedics, Inc. before being named President and COO of that company in 1985. From 1989 to 1991, Dr. Martin served as Director, President and COO of Positron Corporation. From 1998 to 2009, when it was acquired by SonoSite, Dr. Martin also served on the board of CardioDynamics International Corporation. Dr. Martin received his bachelor’s degree from Christian Brothers College, a master’s from the University of Notre Dame, and a doctorate from Duke

University. We believe Dr. Martin’s qualifications as a director include his financial and operations experience in the diagnostics and therapeutic device manufacturing field.

William G. Parzybok, Jr. has served as a Director of SonoSite since 1998. From 1991 to 1998, Mr. Parzybok was Chairman of the Board and Chief Executive Officer of Fluke Corporation, a manufacturer of electronic test and measurement instruments. From 1984 to 1991, he served as Vice President and General Manager of various groups at Hewlett-Packard Company, a computer hardware and instrument manufacturer. Mr. Parzybok holds B.S. and M.S. degrees from Colorado State University. We believe Mr. Parzybok’s qualifications as a director include his operational, financial and executive experience in the high technology manufacturing industry.

The Board of Directors Unanimously Recommends a Vote “FOR” the election of Drs. Hauser, Goldstein, Hochman, and Martin, Messrs. Goodwin, Haack, and Parzybok, and Ms. Diersen in this Proposal No 1.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The board of directors has determined that the following directors are “independent” under the rules of the Nasdaq Stock Market: Robert G. Hauser, M.D., Carmen L. Diersen, Steven R. Goldstein, M.D., Paul V. Haack, Rodney F. Hochman, M.D., Richard O. Martin, Ph.D. and William G. Parzybok, Jr. The board of directors has also determined that each of the members of the audit and compensation committees meets the independence requirements applicable to committees under the Nasdaq and the Securities and Exchange Commission rules and regulations.

BOARD LEADERSHIP STRUCTURE

SonoSite separates the chief executive officer and board chair positions and believes this board leadership structure, with a non-executive independent chair, is the most appropriate structure for the company in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction of the company and the day to day leadership and performance of the company, while the chair of the board provides guidance to the chief executive officer, and acts as a liaison between the chief executive officer and the independent directors. SonoSite has had this leadership structure since its founding in 1998.

THE BOARD’S ROLE IN RISK OVERSIGHT

In 2009, the audit committee directed the formation of a management risk committee to provide oversight of SonoSite’s risk assessment responsibilities, specifically (a) the risks inherent in the business of the company and the control processes with respect to such risks, (b) the assessment and review of strategic, operational, compliance, and financial risks, and (c) the risk management activities of the company and its subsidiaries. The risk committee consists of members of management and meets as frequently as necessary to fulfill its duties and responsibilities; in 2010, the management risk committee met three times. The risk committee reports on risk analysis and mitigation to the audit committee on a regular basis and makes such recommendations as it deems necessary or appropriate. The risk committee has developed a framework of identification of potential risks and a consolidated risk plan based on the framework.

RISK CONSIDERATIONS IN OUR COMPENSATION POLICIES AND PRACTICES

We have reviewed our compensation policies and practices for our employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our company. The compensation committee reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded that they do not, based on the following factors:

•	Our allocation of compensation among base salary, cash incentive compensation and long-term equity compensation discourages short-term risk taking.

•	The vesting schedules for equity grants, together with the minimum equity ownership requirements for executives, further encourages management of the business for long-term stability.

•

Our approach of setting of targets with payouts at multiple levels of performance, capping the amount of our incentive payouts, and evaluation of performance results assist in mitigating excessive risk-taking.

•	The committee’s full discretion to reduce or eliminate annual cash incentive awards to our executive officers adds an additional element of protection against undue risk-taking.

COMMITTEE MEMBERSHIP AND FUNCTION

The board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee, and a transaction committee. Each of these committees is responsible to the board of directors and, except to the extent that sole authority over a particular matter has been granted to such committee, its activities are subject to approval of the board. The functions performed by the audit, compensation and nominating and corporate governance committees are summarized below.

Audit Committee

The audit committee is appointed by the board of directors to assist the board of directors in fulfilling its financial oversight responsibilities by overseeing the accounting and financial reporting processes of SonoSite and audits of its consolidated financial statements and internal controls over financial reporting. The audit committee is governed by an audit committee charter adopted by the board of directors that may be amended by the board of directors at any time, in which case the most current version will be available on our web site at http://www.sonosite.com/company/committees/. The audit committee’s primary duties and responsibilities include:

•

Appointing and retaining our independent registered public accounting firm, approving all audit, review and other services to be provided by the independent registered public accounting firm and determining the compensation to be paid for such services;

•	Overseeing the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	Overseeing the qualifications, independence and performance of our independent registered public accounting firm and internal controls compliance department;

•	Reviewing and, if appropriate, approving any related party transactions;

•

Providing an avenue of communication among the independent registered public accounting firm, management, the internal controls compliance department, and the board of directors, including a meeting summary as part of regular board of directors meetings;

•	Providing a means for processing complaints and anonymous submissions by employees of concerns regarding accounting or auditing matters; and

•	Monitoring compliance with legal and regulatory requirements.

The members of the audit committee in 2010 were Mr. Haack (chairperson), Ms. Diersen and Dr. Martin. The board of directors has designated Mr. Haack as SonoSite’s “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The biographical summaries for Mr. Haack, Ms. Diersen and Dr. Martin are included under “Proposal No. 1: Election of Directors—Director Qualifications.” The audit committee held six meetings in 2010.

Compensation Committee

The compensation committee has been delegated authority by the board of directors to oversee and administer all significant aspects relating to SonoSite’s compensation policies and programs, including director and officer compensation. The compensation committee is governed by a compensation committee charter, adopted by the board of directors, which gives the compensation committee the authority to make decisions on behalf of the board with respect to matters within its jurisdiction and any other duties assigned to it by the board. Under this charter, the compensation committee may also delegate any of its functions, duties and authority to a subcommittee of its members or to other board members. To date, the compensation committee has not established a subcommittee although it has delegated to our chief executive officer authority to grant, on an annual basis, up to a total of 25,000 stock options per person and up to a total of 8,000 restricted stock units per person to non-executive officers and employees. In addition, our chief administration officer has been charged with responsibility for day-to-day administration of our stock, 401(k) and certain other benefits plans.

The current version of the compensation committee charter is available on our web site at http://www.sonosite.com/company/committees/. The compensation committee’s responsibilities include:

•	Reviewing and approving compensation and benefits for directors and our executive officers;

•	Administering our incentive compensation and benefits plans including our 401(k) Plan;

•

Administering all equity compensation plans, including our 1998 Stock Option Plan (the “1998 Plan”) , our Amended and Restated 2005 Stock Incentive Plan (the “2005 Plan”) and our Employee Stock Purchase Plan (“ESPP”), under which stock option grants, restricted stock unit grants, and other types of equity-based compensation may be made to directors, executive officers and other employees;

•	Reviewing and approving corporate and individual goals and objectives relevant to the compensation of our officers;

•	Evaluating the performance of our chief executive officer on an annual basis, in light of individual and corporate goals and objectives; and

•	Retaining the services of compensation consultants and other advisors it determines necessary to assist in carrying out its duties.

The committee meets quarterly in conjunction with regularly scheduled board meetings, and also holds meetings via conference call when deemed necessary by the committee or its chairperson. The agendas are determined through a collaborative process involving the committee chairperson, our chief administration officer and our chief executive officer, who typically attend all meetings. These officers are typically excused from the meeting when the committee discusses their individual compensation or performance and during other executive sessions held by the committee (typically at the end of each regularly scheduled quarterly meeting). Our chief executive officer, with the assistance of our chief administration officer, annually reviews the performance of each named executive officer (other than the chief executive officer, whose performance is reviewed by the committee). Their conclusions and recommendations based on those reviews are presented to the committee for consideration.

The members of the compensation committee in 2010 were Dr. Hauser, Mr. Cramer, Dr. Goldstein and Mr. Parzybok. Dr. Hauser served as chairperson of the committee until August, 2010, after which Mr. Parzybok became chairperson. As required by the committee charter, all compensation committee members have been and currently are independent nonemployee directors as defined under Rule 16b-3 of the Securities Exchange Act of 1934 and the director independence requirements of the Nasdaq Stock Market. In addition, each director satisfies the definition of “outside director” under Section 162(m) of the Internal Revenue Code. No special expertise in compensation matters is required for appointment to the compensation committee. The compensation committee held four meetings in 2010.

Independent Consultant to Compensation Committee

Since 2006, the compensation committee has retained Compensia Inc. (“Compensia”), a compensation consulting firm, for advice and assistance on executive compensation matters and severance arrangements. Compensia provides the committee with relevant market data and alternatives to consider when making decisions for the named executive officers as well as other key officers. The committee has the sole authority to hire and fire Compensia. Although our chief administration officer interacts with and provides support and historical and current compensation information to Compensia for use in the firm’s analyses provided to the compensation committee, it is the committee that receives Compensia’s final work product. Management does not currently retain its own compensation consultant. Except for the work it does for our compensation committee, Compensia does not provide other services to SonoSite. Since 2007, the committee has retained Aon Consulting from time to time to provide board compensation consulting services and education to the committee members on compensation topics. In 2011, the committee also retained Pearl Meyer & Partners to perform board compensation consulting services.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is appointed by the board of directors to help ensure that the board of directors is appropriately constituted to meet its fiduciary obligations to SonoSite and its shareholders related to monitoring and safeguarding the independence of the board and providing a leadership role in shaping the corporate governance of SonoSite.

A complete description of the nominating and corporate governance committee’s functions is provided in its written charter, which is accessible via our website at http://www.sonosite.com/company/committees/. The nominating and corporate governance committee’s primary duties and responsibilities include:

•	Establishing director qualifications and the selection criteria for new directors;

•	Identifying individuals qualified to become directors and recommending director nominees to the board of directors;

•	Overseeing the annual self-assessment of the board;

•	Annually reviewing the board of directors committee membership and structure;

•	Monitoring the independence of directors under Nasdaq Stock Market listing requirements; and

•

Reviewing and assessing the board’s corporate governance principles and the company’s code of conduct applicable to all directors, officers and employees, and monitoring and approving any modifications or waivers of such code of business conduct and ethics.

The members of the nominating and corporate governance committee in 2010 were Ms. Diersen (chairperson) and Messrs. Cramer and Haack, all of whom are independent directors within the meaning of the Nasdaq Marketplace Rules. The nominating and corporate governance committee held four meetings in 2010.

BOARD, COMMITTEE AND ANNUAL MEETING ATTENDANCE

In 2010, there were eight meetings of the board of directors. Overall attendance at board and committee meetings was approximately 86%. Each board member attended at least 75% of the aggregate of the meetings of the board and of the committees on which he or she served. SonoSite has no formal policy regarding annual meeting attendance by its directors, but it strongly encourages attendance and all directors attended our 2010 annual meeting of shareholders.

EXECUTIVE SESSIONS

Our corporate governance principles require that at each board of directors meeting, and at such other times as determined by the chairperson or as required by applicable law, the independent directors shall meet separately in executive session without management present.

DIRECTOR NOMINATIONS

Criteria for Board Membership

The nominating and corporate governance committee reviews the skills, characteristics and experience of potential candidates for election to the board and recommends nominees for directors to the full board for approval. As stated in our corporate governance principles, posted on our website at http://www.sonosite.com/company/corporate-governance/, among the characteristics to be considered by the nominating and corporate governance committee in evaluating director candidates are professional background, business experience, judgment and integrity, familiarity with the healthcare industry, and technical expertise (especially candidates with operational experience in medical device companies). The board has focused on diversity and depth of experience in the healthcare industry as important criteria. As a result, the board has directors who practice medicine, manage healthcare systems and have held management positions in the industry.

To the extent practicable, candidates for open director seats are selected on the principle that relevant business and industry experience is beneficial to the board of directors as a whole. In determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board of directors and its committees, as well as the nature and time involved in a director’s service on other boards.

Process for Identifying and Evaluating Nominees

The nominating and corporate governance committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board of directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If there is a vacancy on the board of directors as a result of a resignation or otherwise, or if the board of directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee then identifies the desired skills and experience of a new nominee in light of the criteria above.

Shareholder Nominee

In accordance with our bylaws and applicable law, recommendations for nominations for directors may be made by any shareholder of record entitled to vote for the election of directors at shareholder meetings held for such purpose. The requirements a shareholder must follow for recommending persons for election as directors are set forth in our bylaws and the section of this proxy statement titled “Deadline for Receipt of Shareholder Proposals for 2012 Annual Meeting.” If a shareholder complies with these procedures for recommending persons for election as directors, the committee will conduct the appropriate and necessary inquiries into the backgrounds, qualifications and skills of the recommended candidates and, in the exercise of the committee’s independent judgment in accordance with the policies and procedures adopted in the committee’s charter, and based upon the same criteria used with respect to candidates selected by the board, will determine whether to recommend the candidates recommended by the shareholders to the board of directors for inclusion in the list of candidates for election as directors at the next shareholder meeting held to elect directors.

Board Nominees for the 2011 Annual Meeting

Each of the nominees listed in this proxy statement are current directors standing for re-election.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The board of directors maintains a process for shareholders to communicate with the board of directors. Shareholders wishing to communicate with the board of directors should send any communication to Corporate Secretary, SonoSite, Inc., 21919 30th Drive S.E., Bothell, Washington 98021. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The corporate secretary will forward such communication to the full board of directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the corporate secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the compensation committee are independent directors, and none of them serve as a member of a compensation committee (or equivalent) or board of directors of any entity that has one or more executive officers serving as a member of our compensation committee or board of directors.

CODE OF CONDUCT

SonoSite has adopted a code of conduct to guide our officers, directors and employees, including our principal executive officer, principal financial officer and controller, in complying with the law and maintaining the highest standards of ethical conduct. All of our employees and directors must carry out their duties in accordance with the policies set forth in the code of conduct and with applicable laws and regulations. The code of conduct also sets forth our procedures for reporting possible wrongdoing to executive management and establishes a confidential procedure for reporting to the audit committee. A copy of the code of conduct can be accessed on the Internet via our website at www.sonosite.com/company/corporate-governance/.

EXECUTIVE OFFICERS

Our executive officers and their ages as of December 31, 2010, are as follows:

Name	Age	Current Positions	Executive Officer Since
Kevin M. Goodwin	53	President, Chief Executive Officer and Director	1998
Marcus Y. Smith	44	Senior Vice President, Chief Financial Officer and Treasurer	2010
Michael J. Schuh	50	Former Vice President, Chief Financial Officer	2000
John S. Bowers, Jr.	48	Senior Vice President, U.S. and Canada Business Unit	2010
James M. Gilmore	46	Senior Vice President, Product Innovation and Delivery	2008
Diku Mandavia, M.D.	45	Senior Vice President; Chief Medical Officer	2010

Kevin M. Goodwin’s biographical summary is included under “Proposal No.1: Election of Directors—Director Qualifications”.

Marcus Y. Smith joined SonoSite in 2007 as the Vice President of Corporate Strategy and Growth Planning, was promoted to Vice President, General Manager of Cardiovascular Disease Management in July 2009, and became Senior Vice President, Chief Financial Officer and Treasurer in August 2010. Prior to joining SonoSite, Mr. Smith was the Senior Director of Strategy and Business Development at Philips Medical Systems from 2004 to 2007. Prior to joining Philips, he was a Vice President in investment banking at J.P. Morgan from 2001 to 2003. He began his career at Xerox Corporation in sales. Mr. Smith received his bachelor’s degree from Duke University and master’s degrees in business administration and international affairs from Columbia University.

Michael J. Schuh served as Vice President, Finance from August 2010 to January 2011, as Vice President, Finance and Chief Financial Officer from 2000 to August 2010 and as Treasurer from 2003 to August 2010. From 2000 to 2002, Mr. Schuh also served as Secretary. Previously, Mr. Schuh was with Leasetec Corporation in Boulder, Colorado for approximately 14 years in a variety of positions including vice president of finance, director of strategic planning and acquisitions, European finance director and corporate controller. He also acted as chief financial officer and chief operating officer of Capital Associates in Lakewood, Colorado. Prior to Leasetec, Mr. Schuh served for four years as senior consultant for Deloitte Haskins & Sells in Denver, Colorado. Mr. Schuh holds a bachelor’s degree in business administration from the University of Wisconsin in Madison, Wisconsin.

John S. Bowers, Jr. serves as Senior Vice President, U.S. and Canada Business Unit. He joined SonoSite in 2009 as Senior Vice President, Strategic Development, and was named Senior Vice President, U.S. Sales in 2010. Mr. Bowers assumed his current role in January 2011. Most recently, from 2004 to 2009, Mr. Bowers served in executive capacities at Northstar Neuroscience, Inc., the last two years as President and CEO. Prior to Northstar, he spent 14 years at Guidant Corporation and Eli Lilly in management positions of increasing responsibility. Mr. Bowers holds a bachelor’s degree in Economics-Accounting from Gonzaga University and earned his M.B.A from Harvard University.

James M. Gilmore, Senior Vice President, Product Innovation and Delivery, rejoined SonoSite in 2006. Previously, he served as global engineering manager for global ultrasound probes at GE Healthcare. Mr. Gilmore was one of the original engineers at SonoSite when the company was spun off from ATL Ultrasound in 1998. He served as director, transducer engineering for six years. He was honored as an ATL Technical Fellow for innovation and technical leadership and is named as an inventor on three patents for transducer technology. Mr. Gilmore received both his bachelor’s degree in electrical engineering and his master’s degree in biomedical engineering from Drexel University.

Diku Mandavia, M.D., FACEP, FRCPC, joined SonoSite as a medical advisor in 2007 and currently serves as Senior Vice President and Chief Medical Officer. He has also been on staff at the Los Angeles

County+University of Southern California Medical Center since 1994 and has been an Attending Staff Physician at Cedars-Sinai Medical Center in Los Angeles since 1999. Dr. Mandavia is a founding member and past-chair of the ACEP Ultrasound Section and co-author of the ACEP Ultrasound Guidelines. He has taught thousands of physicians worldwide, lectured at over 150 national and international conferences and was awarded ACEP’s Outstanding Speaker of the Year in 2004. Dr. Mandavia has also contributed to over 40 publications and is co-director of the national Resuscitation Conference. He received his medical degree from Memorial University in Canada (1989) and completed his residency at Los Angeles County+USC Medical Center (1994) and is a graduate of the Stanford Executive Program (2010).

COMPENSATION DISCUSSION AND ANALYSIS

OVERSIGHT AND ADMINISTRATION OF EXECUTIVE COMPENSATION

The compensation committee of our board of directors (sometimes referred to in this Compensation Discussion and Analysis as the “committee”) is responsible for overseeing and administering all components of our executive compensation program. The responsibilities, composition and practices of the committee are discussed in detail in the Corporate Governance section on page 8.

This Compensation Discussion and Analysis discusses SonoSite’s executive compensation program as it relates to the following “named executive officers” whose compensation is presented in the tables following this section in accordance with SEC rules:

Name	Position/Title As Of December 31, 2010	Transitions During 2010

Kevin M. Goodwin	President and CEO	No changes in position or title

Marcus Y. Smith	Senior Vice President and Chief Financial Officer	Promoted from Vice President, General Manager of Cardiovascular Disease Management to Senior Vice President, Chief Financial Officer and Treasurer in August 2010

Michael J. Schuh	Vice President, Finance	Changed from Senior Vice President and Chief Financial Officer to Vice President, Finance in August 2010

James M. Gilmore	Senior Vice President, Product Innovation and Delivery	No changes in position or title

John S. Bowers, Jr.	Senior Vice President, U.S. Sales	Senior Vice President, U.S. and Canada Business Unit in January 2011

Diku Mandavia, M.D.	Senior Vice President and Chief Medical Officer	Changed employment status from 3/4ths time to full-time in August 2010

SUMMARY

We are the world leader and specialist in hand-carried and mounted ultrasound. In 2010, we extended our portfolio of innovative products through our acquisition of VisualSonics, Inc. (“VisualSonics”), the world’s leading developer of ultra-high frequency ultrasound systems. In 2010, SonoSite’s continued investment in innovation and customer education led to solid growth in our sales revenue, operating income and cash flow over the previous year, as detailed in our 2010 Annual Report.

When the compensation committee assessed 2010 compensation levels in the fall of 2009, future economic conditions and their effect on healthcare technology spending were still uncertain. Consequently, the compensation committee took a conservative approach to compensation programs in 2010. This allowed us to control compensation expenses while continuing to provide appropriate incentives for strong performance from our executives and other employees.

Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal 2010:

•	Strong Link Between Performance and Compensation. Our executive compensation is tightly linked with performance.

•

As with past years, we adopted a Variable Incentive Bonus Plan through which the named executive officers were eligible to earn cash incentive compensation based upon achievement of specific financial objectives in 2010. The goals set forth in the plan are designed to challenge our executives to attain high performance.

•

The committee designed the 2010 Variable Incentive Bonus Plan to allow the named executive officers to earn above-target cash compensation only where the company delivers performance that is also above our targets. As a result of strong revenue growth and expense control in 2010, the company’s performance exceeded the targets set out in the Variable Incentive Bonus Plan.

•

Limited Salary Increases and Equity Grants. The committee did not award base salary increases or equity grants to a number of executive officers, in keeping with company-wide efforts to limit compensation expenses. Only named executive officers whose role within the company expanded in some manner during 2010, or who were rewarded for meritorious service, received corresponding salary increases and/or equity grants.

•	Focus on Governance. We have established compensation practices that we believe contribute to good governance.

•

The committee completed a formal review of assessments by management regarding compensation risk, and concluded that our compensation policies and practices for fiscal 2010 do not create risks that are reasonably likely to have a material adverse effect on the company.

•	Under the 2010 Variable Incentive Bonus Plan, the committee retains the discretion to pay less than the full amount otherwise payable under the plan’s metrics.

•	We have specific stock ownership guidelines for named executive officers, which provide for long-term ownership interest in the company.

•	Our compensation consultant is retained directly by and reports to the committee. Our compensation consultant does not provide any services to management personally.

COMPENSATION PHILOSOPHY

The committee’s work is guided by the following three principles:

•	Attract and retain talented executive personnel by providing competitive compensation opportunities;

•	Directly link compensation to individual contribution and company performance; and

•	Tie meaningful compensation opportunities to the creation of additional shareholder value.

Our executive compensation philosophy is implemented through four key elements. The first element is to attract and retain talented executive personnel by paying them market or a premium-to-market base salary. Offering market or premium-to-market base salary is designed to provide executive personnel with the benefits of a stable base compensation that is comparable to what they would receive from most of our competitors. The second element is the annual variable incentive bonus plan, which ties annual bonus payments to specified annual performance objectives. The third element is to provide executive personnel with meaningful equity compensation awards in order to align executives’ incentives with those of our shareholders through a focus on long-term value creation. The fourth element is agreements with named executive officers providing certain benefits in the event of involuntary employment termination in connection with a change in control of SonoSite.

MARKET DATA, BENCHMARKING AND OTHER TOOLS USED IN ANALYZING COMPENSATION

In making compensation decisions for the named executive officers, the committee compares each element of total compensation against a peer group of publicly traded medical device companies. This peer group, which is periodically reviewed and updated by the committee, includes companies with revenues and market capitalization that differ from those of SonoSite; however, the committee concluded that this peer group was appropriate because the company is competing for talent with these organizations. The market data that the committee used with respect to 2010 compensation decisions was assembled in late 2009. The companies comprising this compensation peer group for 2010 compensation levels (the “Peer Group”) were:

Accuray Incorporated	Masimo Corporation
AngioDynamics, Inc.	Merit Medical Systems, Inc.
ArthroCare Corporation	Symmetry Medical, Inc.
Cardiac Science Corporation	Thoratec Corporation
CONMED Corporation	TomoTherapy Incorporated
Cyberonics, Inc.	Volcano Corporation
Exactech, Inc.	Wright Medical Group, Inc.
ICU Medical, Inc.	Zoll Medical Corporation

At the suggestion of Compensia, the compensation committee approved certain changes to the membership of the Peer Group for the 2010 compensation review undertaken in late 2009 compared to the peer group that was used in connection with the 2009 compensation. Specifically, the group was modified by removing Datascope Corp., Mentor Corporation and Vital Signs, Inc., each of which ceased independent existence as a result of acquisitions or mergers, and adding CONMED Corporation and Cyberonics, Inc., both of which are publicly traded medical device companies.

In establishing compensation for 2010, the compensation committee used the Peer Group data, together with Compensia’s analysis of such data, as a reference to help it evaluate the levels of compensation for our named executive and other officers; meaning that, to the extent such data is available with respect to a particular position, it compares the current level of compensation for an executive officer against the relevant Peer Group data and then it may or may not adjust the officer’s compensation, depending on various factors as well as its judgment as to what is appropriate in context. Peer Group data is generally available for evaluation of the compensation of our chief executive officer, chief financial officer, and certain other senior-level executive officers.

In addition to the Peer Group data, the committee relied on data from the Radford July 2008 High-Tech Executive Survey (the “Radford Survey”). For those executive officers who were named executive officers in both 2009 and 2010, the Radford Survey data was not updated, based upon advice from Compensia that the data contained therein had changed by less than 1.5% from the previous year. Consequently, targets amounts of base salary and total cash compensation for these continuing named executive officers did not change for 2010. The committee did use more current Radford Survey data to determine appropriate compensation for executives assuming a new position within the company.

The committee also reviewed the WorldatWork 2008 Salary Budget Survey (updated by Compensia based upon 2009 salary data), which includes compensation information for over 350 technology companies. The WorldatWork survey reported that most companies in the survey continued throughout 2009 to hold salaries steady, reduced or delayed merit increases, or limited increases to high-performing individuals. As a result, overall average salary increase budgets for executives at the WorldatWork respondents only increased by approximately 1.0-1.5% over the previous year.

The Peer Group data, Radford Survey data and the WorldatWork 2008 survey data are hereinafter collectively referred to as the “Market Data.”

In setting 2010 cash compensation levels, the committee had the broad goal of benchmarking base salaries and total cash compensation to the 50th to 75th percentile of the Market Data, while it also made adjustments below or above the target levels based on the committee’s evaluation of the executive’s length of tenure and performance in the position, scope of responsibility, the company’s historical performance results (collectively, the “Individual Factors”), and internal pay equity. In assessing executives’ performance over the past year, the committee considered performance reviews by the CEO. With regard to the CEO’s performance, the committee conducted its own evaluation of his performance.

With respect to equity awards, the compensation committee has historically used the Market Data only as a general reference point when making decisions about the size of awards to grant to individual executive officers. Awards to the named executive officers are discussed in the “Components of Executive Compensation–Equity Grants” section below.

Compensation Decision-Making Process in 2010

With respect to those executives who were named executive officers in both 2009 and 2010 (Messrs. Goodwin, Gilmore and Schuh), the committee’s decisions on compensation levels for its 2010 fiscal year were made in October and November of 2009, with the exception of an equity grant made to Mr. Gilmore in July 2010. With respect to the remaining named executive officers – Messrs. Smith and Bowers and Dr. Mandavia –compensation adjustments were made at different times of the year in connection with their promotion (with respect to Mr. Smith), their assumption of additional responsibilities (with respect to Mr. Bowers), or in recognition of their meritorious performance and assumption of full-time employment (in the case of Dr. Mandavia).

In October 2010, the committee decided to defer its annual in-depth review of compensation programs for the purpose of establishing 2011 executive officer compensation levels. Consequently, it has not made any changes to the 2010 Peer Group or to base salary or equity grants for 2011. As discussed in the “Components of Executive Compensation–Short-Term Incentive Compensation” section below, the committee established targets for the company’s incentive compensation plan at its February 2011 meeting. The committee will continue to evaluate executive compensation programs on a quarterly basis, and may adjust compensation levels as economic conditions improve.

Adherence to Target Levels

During 2010, actual compensation paid or awarded to individual named executive officers largely adhered to target levels, varying in only a few cases from the targets described above.

Two named executive officers had variances of 10% or more between actual base salary paid in 2010 and the 50th to 75th percentile benchmark in the Market Data used to guide 2010 base salary levels. Specifically, Mr. Smith’s base salary equaled 86% of the salary level corresponding to the 50th percentile of the target range for Senior Vice President, Finance and Chief Financial Officer because he did not assume his new position until August 2010. Mr. Schuh’s base salary level equaled 86% of the salary level corresponding to the 50th percentile of the target range for his initial position in 2010. This gap stems from the committee’s earlier decision in 2009 to set his base salary below the target range because at that time he had only recently re-assumed the position of Chief Financial Officer. Mr. Schuh’s salary was not increased in 2010, and so there remained a difference between his actual salary and target level.

The salaries of Mr. Goodwin, Mr. Bowers and Dr. Mandavia were within the target range for 2010, and Mr. Gilmore’s salary equaled 91% of the salary level corresponding to the 50th percentile of the target range for his position.

Most of the named executive officers received incentive compensation under the award formulas set forth in the company’s 2010 Variable Incentive Bonus Plan, and the other executive (Mr. Bowers) received a discretionary bonus. As a result of these incentive payments, total cash compensation for each named executive officer other than Mr. Schuh was either within the target range set by the committee, or varied from it by less than 10%. Mr. Schuh’s total cash compensation was approximately 80% of his initial target level, primarily because of his base salary was below target levels (for the reason explained above), and the committee’s decision to exercise its discretion to reduce his payout under the 2010 Variable Incentive Bonus Plan, as discussed below in “Components of Executive Compensation – Short-Term Incentive Compensation.”

For purposes of reviewing 2010 compensation, in addition to the Market Data, the compensation committee also used individual “tally sheets” compiled by Compensia to list and total the various components of compensation for each named executive officer and referenced it against the Market Data. The tally sheets were used to track compensation to historical performance and to compare internal compensation equity.

COMPONENTS OF EXECUTIVE COMPENSATION

Base Salaries

As a general rule, the committee performs an annual review of base salaries for named executive officers and other employees based on Market Data, an internal review of each executive’s compensation relative to other officers, and the individual performance of the executive. As described above, base salaries for senior executives are generally targeted to fall within the 50th to 75th percentile of the relevant Market Data. The committee may make adjustments that vary from this target range based on its review of the Individual Factors and internal pay equity for the relevant year.

To remain consistent with company-wide expense control measures, the committee did not grant salary increases to Messrs. Goodwin, Gilmore, Bowers or Schuh in 2010. In August 2010, Mr. Smith’s base salary was increased from $240,000 to $275,000, in recognition of his promotion to Senior Vice President and Chief Financial Officer. Dr. Mandavia’s salary was adjusted from $300,000 to $400,000 when he became a full-time employee on August 1, 2010.

As of the date of this proxy statement, no increases or decreases to 2010 named executive officer base salaries have been approved for 2011.

Short-Term Incentive Compensation

The SonoSite, Inc. Variable Incentive Bonus Plan (the “VIP”), the annual cash incentive program, is intended to:

•	enhance shareholder value by promoting strong linkages between employee performance and company performance;

•	support achievement of the company’s business objectives; and

•

promote retention of participating employees by providing them with the opportunity to earn incentive pay to increase their total annual cash compensation to between the 50th and 75th percentile of the Market Data.

The VIP was initially implemented for fiscal year 2005. The VIP provides guidelines for the calculation of an annual cash incentive by the compensation committee, which acts as the administrator of the plan. Each year the committee decides whether to establish grant awards under the VIP, selects which executives should receive awards, and establishes performance targets. At the beginning of the following year, the committee reviews actual performance for the previous fiscal year against the pre-established performance goals and approves any payments to be made under the VIP.

All of our named executive officers participated in the 2010 VIP. Bonuses for participants in the 2010 VIP (including the named executive officers) were calculated based upon the following formula:

(1)	Total Bonus Pool X Matrix Percentage Factor = Total Bonus Pool Payout

(2)	Total Bonus Pool Payout X Individual Award Percentage = 2010 VIP Payout for each participant

Each of these terms is highlighted and defined below.

The Individual Award Percentage for each executive is the percentage of the Total Bonus Pool to be paid to each VIP participant upon 100% achievement of the revenue and operating profit goals in the 2010 VIP. The Individual Award Percentage is expressed as a dollar amount at the time of determination for each executive; in 2010, Individual Award Percentages for named executive officers ranged from $100,000 to $507,500. The compensation committee assigned Individual Award Percentages by first determining the Total Bonus Pool amount to be paid for 100% achievement on revenue and operating profit goals. The committee then assigned a portion of that total figure to each executive, based on its assessment of the executive’s prior year performance, expected contributions and scope of responsibility for 2010. The Individual Award Percentages for each named executive officer were established by the compensation committee in early 2010, as follows:

(1)	Mr. Goodwin: $507,500;

(2)	Mr. Smith: $120,000;

(3)	Dr. Mandavia: $120,000;

(4)	Mr. Schuh: $120,000;

(5)	Mr. Gilmore: $120,000; and

(6)	Mr. Bowers: $100,000

The sum of the Individual Award Percentages equals the Total Bonus Pool. The Total Bonus Pool is adjusted upward or downward by the Individual Award Percentages corresponding to executives who enter or leave the 2010 VIP during the course of the year. The Total Bonus Pool for the named executive officers at the end of 2010 was $1,087,500.

The Total Bonus Pool Payout is the amount calculated by multiplying the Total Bonus Pool by the Matrix Percentage Factor. If the Matrix Percentage Factor exceeds 100%, the Total Bonus Pool Payout may exceed the 100% payout threshold for each executive, but in no case would any one participant in the 2010 VIP receive more than $5 million.

The Matrix Percentage Factor is the result of multiplying the “Revenue Factor” and the “Operating Profit Factor.” For all named executive officers other than Mr. Bowers, (i) the Revenue Factor is the company’s actual revenue growth rate less the targeted revenue growth rate multiplied by a 2.5 revenue weighting multiplier, and (ii) the Operating Profit Factor is the actual operating profit (gross margin less operating expenses, excluding stock-based compensation and certain extraordinary charges) as a percentage of target operating profit multiplied by a 1.2 operating profit weighting multiplier. For Mr. Bowers’s Matrix Percentage Factor, the U.S. sales revenue growth rate and U.S. sales targeted revenue growth rate were used for the Revenue Factor, and the actual and target contribution margin (gross margin less operating expenses, excluding stock-based compensation and certain extraordinary charges) for U.S. sales were used to determine the Operating Profit Factor. In each case, both the Revenue Factor and Operating Profit Factor minimum thresholds must be achieved to receive a payout under the 2010 VIP.

Under the 2010 VIP, for a 100% target achievement, the committee set the revenue target at $250 million and the operating profit target at $33.1 million. This represented a 10% increase over 2009 revenues and a 247% increase over 2009 operating profit. For Mr. Bowers, the Matrix Percentage Factor was tied to U.S. sales revenue and contribution margin. In his case the Revenue Factor was $133 million and the Operating Profit factor was $41 million.

The company’s 2010 actual revenue achievement was $257.7 million and 2010 actual operating profit was $38.5 million (in both cases, excluding results from VisualSonics). Both of these levels exceeded the targets set forth in the 2010 VIP.

In February 2011, the compensation committee certified the Matrix Percentage Factor and approved the payment of bonuses for the named executive officer participants (other than Mr. Bowers) at the level of 128.9% of target achievement, resulting in a Total Bonus Pool Payout Amount to named executive officers of $1,218,208. Reflecting the overachievement against the Matrix Percentage Factor target, the payments to the named executive officers were as follows:

(1)	Mr. Goodwin: $654,168;

(2)	Mr. Smith: $154,680;

(3)	Dr. Mandavia: $154,680;

(4)	Mr. Schuh: $100,000; and

(5)	Mr. Gilmore: $154,680

Revenue from U.S. operations in 2010 was $124.6 million, which did not meet the Revenue Factor target set for Mr. Bowers in the 2010 VIP, and therefore he did not receive a payment under the 2010 VIP. However, in February, 2011, the compensation committee did approve a $90,000 bonus for Mr. Bowers in recognition of his contribution to the successful acquisition and integration of VisualSonics in 2010. Since this bonus was not paid pursuant to the 2010 VIP, it is not considered “performance based compensation” under Internal Revenue Code 162(m). The committee also exercised its discretion to reduce Mr. Schuh’s payment under the VIP to $100,000, as it determined that a number of his responsibilities had been substantially transitioned to other employees by the fourth quarter of 2010.

The compensation committee decided to continue use of the VIP for purposes of fiscal year 2011 incentive bonus awards. The financial performance goals selected relate to our annual revenue and EBITDAS (gross margin less operating expenses, excluding depreciation, amortization, stock-based compensation charges and special charges). The 2011 VIP employs a similar formula as was used for 2010, which is the amount that will be paid under the program if 100% of the revenue and EBITDAS targets are achieved. If the performance targets are exceeded, the pool could be larger but in no case would any one participant in the 2011 VIP receive more than $5 million. The individual award targets for each named executive officer set by the committee in March 2011 under the 2011 VIP were the same as for 2010.

Amounts payable under the 2011 VIP are also subject to any company clawback or recoupment policy that may be put in place. The company intends to adopt any clawback policy required under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Equity Grants

We believe equity awards are an effective way to link individual compensation to individual contribution and company performance, and align the executives’ financial interests with those of our shareholders. Grants of equity to named executive officers generally consist of both stock options and restricted stock units, although the committee may issue grants comprised only of stock options or restricted stock units.

Generally, equity awards to named executive officers are made not more than once per fiscal year, usually following a review of the data and analysis provided by the committee’s consultant, as well as the appropriate year’s Individual Factors for each executive. While the committee generally grants equity-based compensation no more than once per year, it retains discretion to make additional awards to named executive officers for retention or promotion purposes, or to reward performance.

Consistent with company-wide expense control measures, no equity grants were made to Messrs. Goodwin or Schuh in 2010.

Mr. Smith was granted 25,000 restricted stock units in August 2010, in connection with his promotion from Vice President, General Manager of Cardiovascular Disease Management to the role of Senior Vice President and Chief Financial Officer. In February 2010, Mr. Bowers received a grant of 10,000 restricted stock units in recognition of his assumption of responsibility for U.S. sales and oversight of potential acquisitions. In each case, the committee paid particular attention to the Radford Survey data and internal pay equity in setting the grant levels.

Dr. Mandavia was granted 10,000 restricted stock units in February 2010, in recognition of his meritorious performance during the previous six months since he became an employee of SonoSite. The committee’s decision to specify a grant size of 10,000 restricted stock units was also based on its desire to provide him with an aggregate equity grant value (including his prior grant of 2,500 restricted stock units) that was approximately equal to his base salary. Mr. Gilmore received a grant of 17,000 restricted stock units in July 2010. The committee’s determination to make a grant in this amount was based upon its assessment of internal compensation equity among senior executives, as well as Mr. Gilmore’s successful performance since being promoted to his current position.

All grants of restricted stock units to named executive offices in 2010 vest on the third anniversary of the grant date, subject to the executive’s continued employment over that period. As of the date of this proxy statement, no equity grants have been made to named executive officers in 2011.

In February 2009, the compensation committee of the board of directors approved stock ownership guidelines for executive officers, which require that executives and vice presidents who report directly to the chief executive officer have a minimum ownership threshold amount of stock equal to one times base salary in the case of all vice presidents or executives who report directly to the CEO, and equal to 50% of the base salary for all other vice presidents or similar level executives. Stock ownership levels should be achieved by each executive within four years of the adoption of the guidelines or within four years of first appointment as an executive. Executives must show annual progress in acquiring ownership of shares, by acquiring shares with a value that equals 25% of target ownership each year over a four year period, for a total in the fourth year of 100% of target goal of one times base salary. The value of the shares held will be calculated at the end of each year using the average market price over the previous ninety days. Shares that count towards the ownership calculation include all shares directly or beneficially owned (including shares purchased on the open market, through our employee stock purchase plan, or upon settlement of restricted stock units or exercise of stock options), but do not include unvested shares of restricted stock or any unexercised stock options. All executives who were named executive officers as of December 31, 2010 and had served as full-time employees of SonoSite throughout 2010 were in compliance with these guidelines. Dr. Mandavia, who became a full-time employee in August 2010, is expected to meet the ownership thresholds in 2011.

We do not have any program, plan or practice to time annual or ad hoc grants of equity-based awards in coordination with the release of material non-public information or otherwise. However, the committee does consider the impact of the compensation expense incurred by the company when determining the timing and amount of equity awards.

Awards of stock to insiders subject to Section 16 of the Securities Act of 1933 require the approval of the committee. All stock options awarded are priced at the “fair market value” which is defined in the 2005 Plan as the closing sales prices for SonoSite’s common stock on the Nasdaq Stock Market on the date of grant.

Our named executive officers, along with other key employees, are also subject to the company’s special trading policy, which restricts insiders’ trading in company stock to defined periods each quarter starting on the second day following the release of quarterly earnings to the fifteenth day prior to the end of a financial quarter. In addition, employees subject to this policy must receive written pre-clearance from our chief financial officer or vice president, legal affairs prior to conducting any trades. Purchases and sales of stock pursuant to pre-approved 10b5-1 trading plans and purchases pursuant to the company’s employee stock purchase plan are exempt from this policy. The company encourages executives to adopt 10b5-1 plans but does not require their use for all trading activity.

Change in Control Agreements

Except in the case of a change in control of the company, the company is not obligated to pay severance or other enhanced benefits to any named executive officers upon termination of their employment. However, we have entered into change in control severance agreements with certain key employees, including the named executive officers. These are designed to promote stability and retention of senior management prior to and following a change in control and to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment. Information regarding these arrangements is provided in the section “Payments Made Upon a Change in Control.”

No material changes were made to the change in control severance agreements in 2010. All change in control severance agreements for the 2010 named executive officers were put into place prior to 2010.

Benefits

The company purchases annual life and disability insurance policies to provide individual coverage for the company’s senior executives, including its named executive officers. The change in control agreements with its executives (described below in the section “Payments Made Upon a Change in Control”) require SonoSite to provide insurance benefits to executives in the event of termination of employment following a change in control that are no less favorable than the benefits in effect on the date of the change in control. Because the company would not be able to maintain equivalent life and disability insurance policies under the existing group benefit plan for employees no longer employed following a change in control, new plans were purchased to ensure compliance with the provisions of the agreements if such benefits were required in the future. These plans will provide an equivalent level of life insurance and a higher cap on disability insurance benefits than the plans that are generally available to all employees. These benefits were implemented in 2007, and are still currently in effect at the same levels.

TAX CONSIDERATIONS

Deductibility of Executive Compensation

In making compensation decisions affecting the executive officers, the compensation committee considers SonoSite’s ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the committee considers the requirements and impact of Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction for annual compensation in excess of $1 million paid to our named executive officers. Certain compensation that qualifies under applicable tax regulations as “performance-based” compensation is specifically exempted from this deduction rule. The committee cannot assure that SonoSite will be able to fully deduct all amounts of compensation paid to persons who are named executive officers in the future. Further, because the committee believes it is important to preserve flexibility in designing its compensation programs, it has not adopted a policy that all compensation must qualify as deductible under Section 162(m). We believe that stock options granted to named executive officers under the 1998 Plan and 2005 Plan would qualify as “performance-based compensation” and therefore are Section 162(m) qualified. Restricted stock units with time-based vesting under the 2005 Plan are not Section 162(m) qualified. Awards under the VIP may qualify as deductible under section 162(m) of the Internal Revenue Code, but discretionary bonus payments do not.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in the following report of the compensation committee of our board of directors shall not be deemed to be “soliciting material” or “filed” with the SEC except to the extent that SonoSite specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee of the board of directors of SonoSite, Inc. has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our compensation committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the compensation committee:

Compensation Committee

WILLIAM G. PARZYBOK, JR. (Chairman)

KIRBY L. CRAMER

ROBERT G. HAUSER, M.D.

STEVEN R. GOLDSTEIN, M.D.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation that we paid to our chief executive officer, both individuals serving as chief financial officer during 2010, and each of our three other most highly compensated executive officers during the year ended December 31, 2010. Collectively, these are the “named executive officers”.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Kevin M. Goodwin (2)	2010	$507,500	—	—	—	$654,168	$9,726	$1,171,394
President and Chief Executive Officer	2009	$507,500	$203,000	—	—	—	$11,698	$722,198
	2008	$450,000	—	$822,000	$2,466,000	$909,000	$13,877	$4,660,877

Marcus Y. Smith (3) (8)	2010	$252,115	—	$732,250	—	$154,680	$6,165	$1,145,210
Senior Vice President, Chief Financial Officer and Treasurer

Michael J. Schuh (4) (8)	2010	$240,000	—	—	—	$100,000	$6,208	$346,208
Former Vice President, Chief Financial Officer and Treasurer	2009	$240,000	$60,000	—	—	—	$7,420	$307,420
	2008	$220,000	—	$123,300	$369,900	$200,000	$12,239	$682,356

John S. Bowers, Jr. (5) (8)	2010	$240,000	$90,000	$267,100	—	—	$3,837	$600,937
Senior Vice President, U.S. and Canada Business Unit

James M. Gilmore (6)	2010	$240,000	—	$460,870	—	$154,680	$4,603	$860,153
Senior Vice President, Product Innovation and Delivery	2009	$240,000	$50,000	—	—	—	$14,941	$304,941
	2008	$220,000	—	$123,300	$369,900	$200,000	$11,147	$924,347

Diku Mandavia, M.D. (7) (8)	2010	$338,463	—	$267,100	—	$154,680	$2,819	$763,062
Senior Vice President, Chief Medical Officer

(1)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant-date fair value of the awards granted by the company in 2010, 2009 and 2008 related to stock awards and stock option awards granted to the named executive officers. For a description of valuation assumptions, see Note 10 to our consolidated financial statements included in our Form 10-K for the year ended December 31, 2010.

(2)	Mr. Goodwin’s All Other Compensation consists of $9,726 for insurance premiums for 2010; $1,972 in 401(k) matching contributions and $9,726 for insurance premiums for 2009; and $10,350 in 401(k) matching contributions and $3,527 for insurance premiums for 2008.

(3)	Mr. Smith’s All Other Compensation consists of $6,165 for insurance premiums for 2010.

(4)	Mr. Schuh’s All Other Compensation consists of $6,208 for insurance premiums for 2010; $1,212 in 401(k) matching contributions and $6,208 for insurance premiums for 2009; and $9,519 in 401(k) matching contributions and $2,720 in insurance premiums for 2008.

(5)	Mr. Bowers’s All Other Compensation consists of $3,837 for insurance premiums for 2010.

(6)	Mr. Gilmore’s All Other Compensation consists of $4,603 for insurance premiums for 2010; $10,212 in 401(k) matching contributions and $4,729 for insurance premiums for 2009; and $8,758 in 401(k) matching contributions and $2,389 for insurance premiums for 2008.

(7)	Dr. Mandavia’s All Other Compensation consists of $2,819 for insurance premiums for 2010.

(8)	Mr. Smith’s, Mr. Bowers’s and Dr. Mandavia’s positions were designated as executive officer positions in 2010. As of August 2010, Mr. Schuh was no longer designated an executive officer and as of January 2011, Mr. Bowers was no longer designated an executive officer.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding grants of equity and non-equity plan awards made to our Named Executive Officers during fiscal 2010:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4) (5)
		Threshold	Target	Maximum (2)
Kevin M. Goodwin	—	340,025	507,500	5,000,000	—	—	—	—
Marcus Y. Smith	08/10/2010	80,400	120,000	5,000,000	25,000	—	29.29	732,250
Michael J. Schuh	—	80,400	120,000	5,000,000	—	—	—	—
John S. Bowers, Jr.	02/09/2010	65,625	100,000	5,000,000	10,000	—	26.71	267,100
James M. Gilmore	07/20/2010	80,400	120,000	5,000,000	17,000	—	27.11	460,870
Diku Mandavia, M.D.	02/09/2010	80,400	120,000	5,000,000	10,000	—	26.71	267,100

(1)	Amounts shown in these columns represent the range of possible cash payouts for bonus arrangements established in February 2010 under the VIP.

(2)	The terms of the 2010 VIP plan provide that no participant shall receive more than $5,000,000 under the 2010 VIP.

(3)	All such restricted stock grants vest fully on the third anniversary of the date of grant.

(4)	SonoSite calculates the option exercise price and the fair value of stock awards by using the closing price on the grant date.

(5)	The value of the stock and option awards has been computed in accordance with FASB Accounting Standards Codification (ASC) Topic 718, excluding the effect of estimated forfeitures. For a description of the valuation assumptions, see Note 10 to our financial statements in our Form 10-K for the year ended December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers at the end of fiscal 2010.

Name	Grant Date (1)	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)	Vest Date of Stock Awards
Kevin M. Goodwin	04/29/2003	31,059	—	—	$16.03	04/29/13	(3)	—	—	—
	03/01/2006	60,000	—		$40.58	02/28/13	(3)	—	—	—
	11/20/2008	75,000	—	112,500	$16.44	11/20/15	(4)	50,000	$1,580,000	11/20/11	(5)

Marcus Y. Smith	08/13/2007	12,500	2,500	—	$28.24	08/13/17	(3)	—	—	—
	11/20/2008	9,376	9,374	—	$16.44	11/20/15	(4)	—	—	—
	09/01/2009	5,000	15,000	—	$23.45	09/01/16	(4)	—	—	—
	08/10/2010	—	—	—	—	—		25,000	$790,000	08/10/13	(5)

Michael J. Schuh	07/24/2000	60,000	—	—	$28.25	07/24/10	(4)	—	—	—
	03/01/2006	18,000	—	—	$40.58	02/28/13	(3)	—	—	—
	11/20/2008	—	11,250	—	$16.44	11/20/15	(4)(6)	7,500	$237,000	01/07/11	(6)

John S. Bowers, Jr.	08/27/2009 08/07/2009	9,375	28,125	—	37.50	08/07/16	(4)	7,500	$237,000	08/27/12	(5)
	02/09/2010	—	—	—	—	—		10,000	$316,000	02/09/13	(5)

James M. Gilmore	11/20/2008	11,250	11,250	—	$16.44	11/20/15	(4)	7,500	$237,000	11/20/11	(5)
	07/20/2010	—	—	—	—	—		17,000	$537,200	07/20/13	(5)

Diku Mandavia, M.D.	10/26/2009	—	—	—	—	—		2,500	$79,000	10/26/12	(5)
	02/09/2010	—	—	—	—	—		10,000	$316,000	02/09/13	(5)

(1)	For a better understanding of the equity awards included in this table, we have provided the grant date.

(2)	The fair market value at December 31, 2010 is computed based on the closing market stock price per share of $31.60 on December 31, 2010.

(3)	All such options vest monthly from the date of grant, fully vesting in four years.

(4)	All such options vested 25% annually on the anniversary of the date of grant, fully vested in four years.

(5)	All such restricted stock grants vest fully on the third anniversary of the date of grant.

(6)	Pursuant to a Separation Agreement and General Release entered into between Mr. Schuh and SonoSite in January 2011, Mr. Schuh’s options and restricted stock grants vested fully on January 7, 2011.

Options Exercises and Stock Vested

The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our Named Executive Officers during fiscal 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Kevin M. Goodwin	11,972	$191,851	25,000	$677,750
			10,000	$279,100
Marcus Y. Smith			5,000	$143,975
Michael J. Schuh	10,000	$322,573	5,000	$139,550
	7,500	$228,478
	7,500	$220,424
	13,534	$394,420
	8,358	$245,188
	3,108	$93,426
	22,250	$343,159
John S. Bowers, Jr.			2,500	$85,412
James M. Gilmore			5,000	$163,725
Diku Mandavia, M.D.			5,000	$137,850

(1)	Value is determined by multiplying the number of awards vested by the market price on the vest date.

PENSION BENEFITS

SonoSite does not maintain a defined benefits plan, cash balance plan or supplemental executive retirement plan for its named executive officers.

NONQUALIFIED DEFERRED COMPENSATION

SonoSite does not maintain a nonqualified deferred compensation plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into Senior Management Employment Agreements (the “Agreements”) with each of our named executive officers and certain other company officers. These agreements are substantially similar to each other and provide for payments and benefits (a) upon a change in control, and (b) upon certain terminations of employment thereafter, as described below. In addition, our 2005 Plan provides for equity acceleration upon a change in control as detailed below.

Payments upon Change in Control. Pursuant to outstanding equity award agreements, all outstanding stock options and restricted shares held by executives vest in full upon a “Change in Control”, as that term is defined in our 2005 Plan. Under our 2005 Plan, upon a Change in Control, each outstanding unvested option will automatically vest and become exercisable and all restrictions on shares of restricted stock and restricted stock units will lapse. These acceleration provisions apply to outstanding equity awards issued to all employees.

In addition, pursuant to the Agreements, following a Change in Control our executives are guaranteed during the term of such agreements (a) an annual salary no less than the annual salary in effect immediately prior to the Change in Control, (b) an annual bonus opportunity in an amount no less than the average of the executive’s three annual bonuses paid in the three years prior to the Change in Control, (c) equivalent employee benefits and (d) in the event of the executive’s death or disability, up to 24 months’ continued welfare benefits for the executive and his or her dependents, as applicable. Below is a table that shows the amount each named executive officer would be guaranteed if a Change in Control were to have occurred on December 31, 2010.

	Annual Salary	Bonus Opportunity	Value of Benefits
Kevin M. Goodwin	$507,500	$520,667	$19,601
Marcus Y. Smith	$275,000	$90,000	$17,994
Michael J. Schuh	$240,000	$123,333	$21,899
James M. Gilmore	$240,000	$116,667	$16,433
John S. Bowers, Jr. (4)	$240,000	$150,000	$18,401
Diku Mandavia, M.D. (4)	$400,000	$125,000	$17,700

For these purposes, a Change in Control is deemed to occur upon (a) a merger in which SonoSite is not the surviving entity, (b) the sale of substantially all of the assets of SonoSite, (c) the acquisition of a controlling interest in our shares by any person, (d) a dissolution or liquidation, or (e) a change in our incumbent directors through contested board elections.

Payments upon Involuntary Termination following a Change in Control. In the event of an involuntary termination (meaning a termination of employment by SonoSite without “Cause” or by the executive for “Good Reason”) following a Change in Control, the executive is entitled to receive the following:

(a) a lump sum payment equal to twice the executive’s then current annual salary or the annual salary immediately prior to the Change in Control, whichever is higher,

(b) a lump sum payment equal to twice the percentage of the executive’s annual salary paid as a bonus for the fiscal year immediately preceding the Change in Control or, if no such bonus has been paid or determined, 100% of the executive’s target bonus for the most recent fiscal year prior to the Change in Control, and

(c) 12 months’ continued life, disability, medical, dental, and vision benefits for the executive and his or her dependents.

In addition, the executive is entitled to a gross-up for any excess parachute payment excise taxes, if the payments or benefits under the Agreement, together with any other benefits, trigger such excise taxes.

Receipt of severance payments is contingent on (a) compliance with a 12-month non-solicit of employees obligation (such 12-month period commencing on the date of termination), (b) execution and non-revocation of a waiver and release of claims, and (c) continued compliance with proprietary information agreements.

For these purposes, Cause will be deemed to occur upon an executive’s willful misconduct, felonious conduct, or an unreasonable refusal to perform his or her duties. Good Reason will be deemed to occur upon (a) an executive’s assignment of duties inconsistent with the executive’s position, (b) a material reduction in an executive’s base salary or benefits, (c) a relocation of more than 25 miles, or (d) a breach of the executive’s employment agreement with SonoSite.

Other Provisions of the Agreements. Each Agreement provides for an initial term of two years, with automatic renewal for successive two-year terms on each annual anniversary date of the Agreement, unless earlier terminated. If a Change in Control occurs, however, each Agreement will expire two years after the Change in Control, unless earlier terminated. Each Agreement may be earlier terminated (a) prior to a Change in Control, by us upon 30 days’ prior written notice, so long as a Change in Control does not occur prior to the termination date set forth in the notice; (b) prior to a Change in Control, by the executive upon 30 days’ prior written notice, whether or not a change in control occurs prior to the termination date set forth in the notice; and (c) after a Change in Control, by us or the executive upon 30 days prior written notice. Notwithstanding the foregoing, once benefits have been triggered under the Agreements, termination of the Agreements does not terminate continuation of the benefits required to be provided under the Agreements.

The table below shows the value of payments and benefits our executives are entitled to receive upon a Change in Control or in connection with certain terminations of employment thereafter.

Post Termination or Change in Control Incremental Value Transfer
		Change in Control (4)	Involuntary Termination Following Change in Control (5)	Death or Disability Following a Change in Control (5)
Kevin M. Goodwin	Salary	$—	$1,015,000	$—
	Bonus	$—	$406,000	$—
	Benefits	$—	$19,601	$19,748
	Equity Acceleration (2)	$2,717,000	$—	$—
	Tax Gross-Up (3)	$—	$—	$—
	Total	$2,717,000	$1,440,601	$19,748

Marcus Y. Smith	Salary	$—	$550,000	$—
	Bonus	$—	$112,500	$—
	Benefits	$—	$17,994	$23,659
	Equity Acceleration (2)	$1,260,335	$—	$—
	Tax Gross-Up (3)	$—	$316,606	$—
	Total	$1,260,335	$997,1000	$23,659

Michael J. Schuh (6)	Salary	$—	$480,000	$—
	Bonus	$—	$120,000	$—
	Benefits	$—	$21,899	$31,382
	Equity Acceleration (2)	$407,550	$—	$—
	Tax Gross-Up (3)	$—	$—	$—
	Total	$407,550	$621,899	$31,382

James M. Gilmore	Salary	$—	$480,000	$—
	Bonus	$—	$100,000	$—
	Benefits	$—	$16,433	$23,659
	Equity Acceleration (2)	$944,750	$—	$—
	Tax Gross-Up (3)	$—	$—	$—
	Total	$944,750	$596,433	$23,659

John S. Bowers, Jr.	Salary	$—	$480,000	$—
	Bonus (1)	$—	$300,000	$—
	Benefits	$—	$18,401	$29,127
	Equity Acceleration (2)	$744,906	$—	$—
	Tax Gross-Up (3)	$—	$314,953	$—
	Total	$744,906	$1,113,354	$29,127

Diku Mandavia, M.D.	Salary	$—	$800,000	$—
	Bonus (1)	$—	$250,000	$—
	Benefits	$—	$17,700	$29,761
	Equity Acceleration (2)	$395,000	$—	$—
	Tax Gross-Up (3)	$—	$554,861	$—
	Total	$395,000	$1,622,561	$29,761

(1)	Mr. Bowers and Dr. Mandavia were hired in 2009 and do not have three annual bonuses payments prior to the Change in Control. Bonus opportunities for Mr. Bowers and Dr. Mandavia reflect target amounts.

(2)	Amount reflects $31.60 minus the exercise price for stock options and $31.60 minus the purchase price for restricted shares and restricted stock units, multiplied by the number of shares covered by each accelerating award. $31.60 was the per share closing price of our common stock on December 31, 2010.

(3)

The following assumptions were used for purposes of calculating the excess parachute payment tax gross-up: (1) a December 31, 2010 change in control and termination of employment, (2) 0.38% and 1.83% short- and mid-term present value factors, (3) a 3.35% risk free rate, (4) 34% stock option volatility, (5) 90-day remaining life on stock options, (6) all payments made in 2010 are assumed to have been made in the ordinary course of business, and (7) payments and benefits are subject to a 36.45% tax (combined federal income and Medicare) plus additional state taxes (0% in Washington, 10.55% in CA, as applicable). In addition, the gross-up calculation may ignore many personal income tax adjustment items such as deduction phase-outs and effect of alternative minimum taxation.

(4)	In the event of a Change in Control, named executive officers are guaranteed minimum payments and benefits set forth above under “Payments Upon a Change in Control.”

(5)	In the event of an “Involuntary Termination Following Change in Control” and “Death or Disability Following a Change in Control,” named executive officers previously would have received the equity acceleration listed under “Change in Control.” The tax gross-up associated with the value of the equity acceleration shown under “Change in Control,” if any, is included in the tax gross-up in these columns. No named executive officer would be paid a gross-up solely because of the occurrence of acceleration of outstanding equity awards due to a Change in Control.

(6)	In August, 2010, Mr. Schuh resigned as Chief Financial Officer of SonoSite, although he continued as a full-time SonoSite employee until January 14, 2011. On January 14, 2011 SonoSite and Mr. Schuh entered into a Separation Agreement and General Release (the “Separation Agreement”), pursuant to which his employment with the company ended and the company agreed to pay Mr. Schuh a severance payment of up to 12 months’ salary, annual bonus, acceleration of all of his unvested stock options and restricted stock units, plus certain continuing medical coverage and life and long-term disability insurance benefits. The severance payment may be discontinued if, prior to the end of the 12-month period, Mr. Schuh finds other full-time employment. In addition, the Separation Agreement provides for the payment of severance benefits contained in the Senior Management Employment Agreement between Mr. Schuh and the company, dated December 31, 2008 (if a Change of Control occurs during the calendar year quarter in which his Separation Agreement was signed), less any benefits already received under the Separation Agreement. In exchange for these benefits, Mr. Schuh has provided to the company a full waiver and release of claims against the company, its employees and directors, as well as non solicitation and non disparagement commitments.

NON-EMPLOYEE DIRECTOR COMPENSATION

SonoSite uses a combination of cash and stock-based incentive compensation to compensate its board members. In early 2011, the compensation committee reassessed director cash and equity compensation in light of market data from comparable companies. Based upon this analysis and as more fully described below, the committee decided to adjust director compensation, beginning in 2011, by (1) changing the cash portion of compensation to an annual retainer, without additional payments for committee membership or meeting attendance, and (2) moving to an equity award structure in which the number of shares subject to awards are determined based upon a specified dollar value on the date of grant (rather than based upon pre-established share numbers).

Cash Compensation

Directors who are employees of SonoSite do not receive any fee for their services as directors.

For 2010, directors who were not employees of SonoSite were paid an annual retainer of $30,000 plus $1,000 per day for each board of directors meeting attended either in person and by telephone and $1,000 for each additional committee meeting attended either in person and by telephone that is not associated with a regular quarterly board meeting. Additionally, annual retainers were paid for the following committee chairs: audit committee: $15,000, compensation committee: $10,000, nominating and corporate governance committee: $5,000 and transaction committee: $5,000. Annual retainers were paid for serving as members of the board committees as follows: audit committee: $5,000, compensation committee: $3,000, nominating and corporate governance committee: $1,000, and transaction committee: $1,000. Any nonemployee director serving as chairperson of the board was paid an additional annual retainer of $30,000. We also reimbursed directors for reasonable expenses they incur in attending meetings of the board.

Beginning in 2011, nonemployee directors will be paid an annual retainer of $50,000. Additionally, annual retainers will be paid for the following chairpersons: audit committee: $20,000, compensation committee: $10,000, nominating and corporate governance committee: $5,000 and transaction committee: $5,000. Any nonemployee director serving as chairman of the board will be paid an additional annual retainer of $50,000. No additional amounts will be paid for committee memberships or attendance at committee meetings. We will continue to reimburse directors for their reasonable travel expenses for board meeting attendance.

Stock Program

Directors are eligible to receive restricted stock and stock options under our 2005 Plan.

Under the compensation in effect through 2010, each nonemployee director, including the chairperson, automatically received 5,000 restricted stock units on the date of his or her initial election or appointment as director. Thereafter, each nonemployee director, including the chairperson, received 5,000 restricted stock units immediately following the next year’s annual meeting of shareholders (provided such director did not receive an initial grant upon appointment to the board of directors in that same year), and following each annual meeting of shareholders thereafter for as long as the director served on our board. These restricted stock units will vest in 1/3 increments on each anniversary of the date of grant over a three-year period, assuming a director’s continued service on our board of directors during this time.

Beginning in 2011, each nonemployee director will automatically receive restricted stock units valued at $70,000 on the date of his or her initial election or appointment as director. Thereafter, each nonemployee director, including the chairperson, will receive restricted stock units valued at $70,000 immediately following the next year’s annual meeting of shareholders (provided such directors did not receive an initial grant upon appointment to the board of directors in that same year), and following each annual meeting of shareholders thereafter for as long as the director serves on our board. The valuation of restricted stock units for each grant will be based upon the company’s stock price on the date of grant. All restricted stock units granted to directors after 2010 will immediately vest on the date of grant.

In August 2010, upon Mr. Cramer’s announcement of his resignation, the Board approved a resolution to provide for the accelerated vesting of 10,000 of Mr. Cramer’s outstanding restricted stock units in recognition of his efforts on behalf of the company. The restricted stock units will vest immediately prior to the 2011 Annual Meeting.

Stock Ownership Guidelines

In 2008, the board of directors approved stock ownership guidelines for directors, which encouraged directors to own 2,000 shares of company stock by December 31, 2008. All directors currently own more than 2,000 shares of company stock.

Fiscal Year 2010 Director Compensation

The following table summarizes non-employee director compensation during fiscal year 2010:

Name (1)	Fees Earned Or Paid In Cash	Stock Awards (2)	Option Awards (3)	Total
Kirby L. Cramer	$70,054	$159,325	—	$229,379

Carmen L. Diersen	$55,667	$159,325	—	$214,992

Steven R. Goldstein, M.D.	$47,333	$159,325	—	$206,658

Paul V. Haack	$62,000	$159,325	—	$221,325

Robert G. Hauser, M.D.	$64,570	$159,325	—	$223,895

Rodney F. Hochman, M.D.	$40,667	$159,325	—	$199,992

Richard O. Martin, Ph.D.	$49,333	$159,325	—	$208,658

William G. Parzybok, Jr.	$47,376	$159,325	—	$206,701

Jacques Souquet, Ph.D. (4)	$13,333	—	—	$13,333

(1)	Kevin Goodwin, SonoSite’s president and chief executive officer, is not included in this table as he is an employee of the company and thus receives no compensation for his service as a director. The compensation received by Mr. Goodwin as an employee is shown in the Summary Compensation Table.

(2)	The amounts included in the “Stock Awards” column represent the grant-date fair value of the awards granted by the company in 2010 related to stock awards granted to directors. As of the end of fiscal year 2010, the directors had the following restricted stock unit awards outstanding: Mr. Cramer: 5,000; Ms. Diersen: 9,999; Dr. Goldstein: 9,999; Mr. Haack: 9,999; Dr. Hauser: 9,999; Dr. Hochman: 8,333; Dr. Martin: 9,999 and Mr. Parzybok: 9,999.

(3)	As of the end of fiscal year 2010, the directors had the following stock option awards outstanding: Mr. Cramer: 65,000; Ms. Diersen: 35,000; Dr. Goldstein: 70,000; Mr. Haack: 25,000; Dr. Hauser: 45,000; Dr. Hochman: 0; Dr. Martin: 0 and Mr. Parzybok: 55,000.

(4)	Dr. Souquet retired from SonoSite’s board of directors in April 2010.

AUDIT COMMITTEE REPORT

The information contained in the following report of the audit committee of our board of directors shall not be deemed to be “soliciting material” or “filed” with the SEC except to the extent that SonoSite specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The audit committee of the board of directors for 2010 was composed of Paul V. Haack (chairperson), Carmen L. Diersen and Richard O. Martin, Ph.D. Our board of directors has determined that all audit committee members are “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and as defined in Rule 4200(a)(15) of the Nasdaq Stock Market Marketplace Rules. The audit committee operates under a written charter, adopted by the board of directors on October 21, 2002, and revised most recently on October 24, 2006. We are in compliance with the listing standards of the Nasdaq Stock Market on audit committee charters and composition.

Our management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for conducting an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the Company’s consolidated financial statements and an opinion on the effectiveness of the Company’s internal control over financial reporting based on the audit. The audit committee’s responsibility is to monitor and oversee these processes. In addition, the audit committee recommends to the full board of directors the selection of our independent registered public accounting firm.

In this context, the audit committee has met and held discussions with management and KPMG. In addition, the members of the audit committee individually reviewed our consolidated financial statements before their filing with the SEC in our periodic reports on Forms 10-Q and 10-K. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee reviewed and discussed the consolidated financial statements with management and KPMG. The audit committee met with representatives of KPMG, without management present, to discuss the results of its audit, the evaluation of our internal controls and the overall quality of our financial reporting. The audit committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees”.

The audit committee also reviewed with KPMG the written disclosures required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of non-audit services with KPMG’s independence. During 2010 the audit committee pre-approved all audit and non-audit services provided by KPMG.

Based on the audit committee’s discussion with management and KPMG and its review of the representation of management and the report of KPMG to the audit committee, the audit committee recommended to the board of directors that the audited consolidated financial statements and the assessment of internal controls over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

The foregoing report is provided by the following directors, who constitute the audit committee:

Audit Committee

PAUL V. HAACK (chairman)

CARMEN L. DIERSEN

RICHARD O. MARTIN, PH.D.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

Except as otherwise noted, the following table summarizes information regarding the beneficial ownership of our outstanding common stock as of February 17, 2011, for:

•	each person or group that we know owns more than 5% of the common stock,

•	each of our directors,

•	each of our executive officers named in the summary compensation table, and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names. As of February 17, 2011, 13,570,805 shares of common stock were issued and outstanding. The officers and directors in the following table can be reached at our principal offices.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Number of Restricted Stock Units Beneficially Owned (1)	Number of Stock Options Beneficially Owned (2)	Percent of Shares Beneficially Owned
BlackRock, Inc. (3)	2,516,287	—	—	18.5%
40 East 52nd Street
New York, NY 10022
Wells Fargo & Company and affiliated entities (3)	1,957,473	—	—	14.4%
420 Montgomery Street
San Francisco, CA 94163
Barclays Global Investors, NA and affiliated entities (4)	1,049,911	—	—	7.7%
400 Howard Street
San Francisco, CA 94105
Epoch Investment Partners, Inc. (3)	693,474	—	—	5.1%
640 Fifth Avenue, 18th Floor
New York, NY 10019
Kevin M. Goodwin	25,164	55,000	166,059	1.8%
Kirby L. Cramer (5)	16,301	5,001	65,000	*
Steven R. Goldstein, M.D.	5,600	5,001	70,000	*
William G. Parzybok, Jr.	16,500	5,001	55,000	*
Robert G. Hauser, M.D.	6,000	5,001	45,000	*
Carmen L. Diersen	2,500	5,001	35,000	*
James M. Gilmore	15,010	20,000	11,250	*
Marcus Y. Smith	—	13,441	18,000
Paul V. Haack	3,000	5,001	25,000	*
Michael J. Schuh (6)	—	5,000	28,126	*
John S. Bowers, Jr.	—	2,500	9,375
Richard O. Martin, Ph.D.	—	5,001	—	*
Rodney F. Hochman, M.D.	—	1,667	—	*
Diku Mandavia, M.D.	—	—	—	*
All directors and named executive officers as a group (14 people)	90,075	127,614	527,810	5.2%

*	Less than one percent.

(1)	Consists of restricted stock units subject to vesting within 60 days of February 17, 2011.

(2)	Consists of shares subject to options exercisable within 60 days of February 17, 2011.

(3)	Based on publicly available information as of December 31, 2010, as contained in a Schedule 13G filed with the SEC.

(4)	Based on publicly available information as of December 31, 2008, as contained in a Schedule 13G filed with the SEC.

(5)	Includes 2,000 shares held by Mr. Cramer’s spouse.

(6)	Mr. Schuh’s employment with the company terminated on January 14, 2011. The shares above represent shares of common stock held by Mr. Schuh as such termination date. This number includes 28,126 vested options, which Mr. Schuh may exercise up to April 14, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The company recognizes that transactions between the company and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of the company and its shareholders. Nevertheless, the company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the company. Therefore, pursuant to the requirements of its charter, the audit committee of the board of directors reviews and, if appropriate, approves or ratifies any such transactions in which the company is or will be a participant, and in which any of the company’s directors or executives had, has or will have a direct or indirect material interest. The committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the company and its shareholders, as the committee determines in good faith.

Change in Control Agreements With our Executive Officers. We have entered into change in control agreements with our named executive officers. See “Potential Payments Upon Termination or Change In Control.”

Indemnification Agreements. Our articles of incorporation and bylaws allow us to indemnify our officers and directors to the fullest extent permitted by the Washington Business Corporation Act. In addition, our articles provide the company with the authority to purchase director and officer liability insurance to meet these obligations. We currently provide such insurance and intend to maintain it.

In addition, we have entered into indemnification agreements with our directors and key executives, including our named executive officers. These agreements require SonoSite to advance fees and expenses incurred by a director or officer in defense of a legal proceeding brought against him or her as a result of actions performed as a director or officer. The advancement of such costs is conditioned upon the director or officer providing to SonoSite an undertaking stating that such costs will be repaid to SonoSite if there is a final adjudication by a court that the individual is not entitled to such indemnification. The agreement obligates SonoSite to pay any damages, losses, and claims resulting from such legal proceeding, with the exception of actions, claims or proceedings (i) in which the director or officer is adjudged liable to SonoSite; (ii) in which the director or officer is adjudged liable on the basis that personal benefit was improperly received by the director or officer (for example, insider trading and short swing trading under Section 16); (iii) in which the director or officer is adjudged to have engaged in intentional misconduct or a knowing violation of law; or (iv) if SonoSite is otherwise prohibited by applicable law from paying such indemnification.

Related Party Transactions in 2010. During fiscal 2010, Swedish Medical Center (“Swedish”) purchased $194,892 of our ultrasound products and related accessories. One of the company’s directors, Rodney F. Hochman, M.D., is Chief Executive Officer of Swedish. These purchases were made in the ordinary course of business on commercially reasonable terms.

We are a principal owner of Carticept Medical, Inc. (“Carticept”), and Kevin Goodwin, our CEO and one of our directors, sits on the board of directors of Carticept. Carticept also distributed our products in certain U.S. medical specialties in 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no forms were required for those persons, we believe that during the 2010 fiscal year, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF KPMG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been recommended by the audit committee of the board of directors for reappointment as our independent registered public accounting firm. KPMG LLP has been our independent registered public accounting firm since 1998. The firm is registered with the Public Company Accounting Oversight Board. The board of directors has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011.

Shareholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of SonoSite and its shareholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of KPMG LLP.

A representative of KPMG LLP is expected to be present at the annual meeting and will have the opportunity to make a statement, if the representative so desires. The representative will be available to respond to appropriate questions from shareholders.

The Board of Directors Unanimously Recommends a Vote “FOR” this Proposal No 2.

FEE DISCLOSURES

The following chart shows the aggregate KPMG LLP fees for professional services in the named categories for the years ended December 31, 2010 and December 31, 2009:

	Fiscal Year 2010	Fiscal Year 2009
Audit fees (1)	$2,250,000	$1,600,000
Tax fees (2)	$157,000	$102,000

Total	$2,407,000	$1,702,000

(1)	Audit fees consisted of professional services rendered in connection with the audit of SonoSite’s annual financial statements, audit of SonoSite’s internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, reviews of the consolidated financial statements included in SonoSite’s quarterly reports on Form 10-Q, fees for the statutory audit of the U.K. subsidiary, professional services rendered in connection with documents filed with the SEC, and auditing procedures covering SonoSite’s acquisitions of VisualSonics in 2010 and CardioDynamics International Corporation in 2009.

(2)	Tax fees consisted of consultations on various tax matters.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The audit committee’s charter provides that the committee meets and pre-approves all audit services and all permissible non-audit services to be performed for SonoSite by its independent registered public accounting firm. Our audit committee has determined that KPMG LLP’s rendering of all other non-audit services is compatible with maintaining auditor independence.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders with the opportunity to cast an advisory vote on executive compensation as more fully described below. This proposal is required by federal securities laws under the recently enacted Dodd-Frank Act. The stockholder vote we obtain on this Proposal No. 3 is advisory, meaning that it is not binding on our board of directors. However, we anticipate that our board of directors and its compensation committee, which value the opinions expressed by shareholders in their vote on this proposal, will take the voting results into consideration when making future decisions regarding our executive compensation programs.

The goal for our executive compensation program is to attract, motivate and retain talented executive personnel in a way that links compensation to individual contribution and company performance. We seek to accomplish this goal in a way that aligns executives’ incentives with those of our shareholders through a focus on long-term value creation.

The Compensation Discussion and Analysis, beginning on page 14 of this Proxy Statement, describes our executive compensation program and the decisions made by the compensation committee regarding 2010 compensation in more detail. Highlights of the program include the following:

•	A combination of salary and incentive compensation that provides for a substantial portion of executive compensation to be “at-risk” and dependent upon the company’s business results;

•	A balance between short- and long-term compensation components, encouraging executives to focus on the health of the company both during the immediate fiscal year and for the future; and

•	Maintaining a conservative approach toward compensation in accordance with company-wide expense control measures.

We request shareholder approval of the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules as set forth above in the Compensation Discussion and Analysis, the executive compensation tables and the narrative disclosures that accompany these tables.

Advisory approval of the compensation of our named executive officers requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions will have the effect of a vote against Proposal No. 3. Broker non-votes will not affect the outcome of the vote on Proposal No. 3.

The Board of Directors Unanimously Recommends a Vote “FOR” this Proposal No. 3.

PROPOSAL NO. 4

ADVISORY VOTE ON FREQUENCY OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

As described in Proposal No. 3 above, our shareholders are being provided the opportunity to cast an advisory vote on our executive compensation program. We refer to the advisory vote on executive compensation described in Proposal No. 3 above as the “Say-on-Pay vote.”

This Proposal No. 4 affords shareholders the opportunity to cast an advisory vote on how often we should include a Say-on-Pay vote in our proxy materials for future annual shareholder meetings (or a special shareholder meeting for which the company must include executive compensation information in the proxy statement for that meeting). We are required to offer our shareholders the opportunity to vote on the frequency of our Say-on-Pay votes by federal securities laws under the Dodd-Frank Act, which requires that such votes be conducted at least every six years.

Under this Proposal No. 4, shareholders may vote to have the Say-on-Pay vote every year, every two years or every three years.

Our board of directors believes that at this time the company should conduct a Say-on-Pay vote annually and asks that the shareholders approve our submitting Say-on-Pay proposals for vote on an annual basis. Our board of directors currently believes that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input on the company’s compensation philosophy, policies and practices as disclosed in our proxy statement each year and that an annual vote is consistent with the company’s efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.

As with the Say-on-Pay vote itself, a vote on this Proposal No. 4 is advisory, meaning that it is not binding on the company or our board of directors. Our board of directors and its compensation committee, which value the opinions expressed by shareholders in their vote on this proposal, will take the voting results into consideration when making decisions regarding the frequency with which we submit for shareholder approval a Say-on-Pay vote. However, the board of directors may decide that it is in the best interests of our shareholders and the company to hold an advisory vote on executive compensation more or less frequently that the frequency receiving the most votes cast by our shareholders.

Accordingly, we request shareholder approval of our submitting for future shareholder approval a Say-on-Pay vote ANNUALLY.

The alternative of one year, two years or three years receiving the highest number of votes will be the deemed frequency of the advisory vote on executive compensation that shareholders approve on an advisory basis. Abstentions and broker non-votes will not affect the outcome of the vote on Proposal No. 4.

The Board of Directors Unanimously Recommends that Shareholders Vote on this Proposal No. 4 to Hold Say-on-Pay Votes “EVERY YEAR” (as opposed to every two years or every three years).

OTHER BUSINESS

The board of directors does not intend to present any business at the annual meeting other than as set forth in the accompanying notice of annual meeting of shareholders and has no present knowledge that any others intend to present business at the annual meeting. If, however, other matters requiring the vote of the shareholders properly come before the annual meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

DEADLINE FOR RECEIPT OF

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Shareholder proposals intended for inclusion in the proxy materials for our 2012 annual meeting must be received by us no later than November 24, 2011 (the anniversary date of this year’s proxy mailing minus 120 days).

Pursuant to our bylaws, shareholders intending to present a proposal that will not be included in the proxy materials must give written notice of the proposal to us no later than January 24, 2012 (90 days prior to the date of the 2012 annual meeting). If, however, our 2012 annual meeting is scheduled for a date earlier than March 24, 2012 or later than June 22, 2012, the notice must be given no later than the later of 90 days in advance of the meeting or ten days after our first public disclosure of the scheduled meeting date. Such proposals should be directed to the Corporate Secretary, SonoSite, Inc., 21919 30th Drive S.E., Bothell, Washington 98021-3904.

ANNUAL REPORT AND FORM 10-K

A copy of our combined annual report to shareholders and annual report on Form 10-K for the year ended December 31, 2010 accompanies this proxy statement. If you did not receive a copy, you may obtain one without charge by writing or calling Investor Relations, SonoSite, Inc., 21919 30th Drive S.E., Bothell, Washington 98021-3904, (425) 951-1200.

By Order of the Board of Directors

Andrew Haring

Vice President, Legal Affairs and

Corporate Secretary

Bothell, Washington

March 17, 2011

Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card. You may revoke your proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

Thank you for your attention to this matter. Your prompt response will greatly facilitate arrangements for the annual meeting.

SONOSITE,	INC. COMPUTERSHARE ATTN: DAN SPENGEL
655	MONTGOMERY ST STE 1240 SAN FRANCISCO, CA 94111
VOTE	BY INTERNET—www.proxyvote.com
Use

the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic	Delivery of Future PROXY MATERIALS
If

you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE	BY PHONE—1-800-690-6903
Use

any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE	BY MAIL
Mark,	sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO	VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP	THIS PORTION FOR YOUR RECORDS
THIS	PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH	AND RETURN THIS PORTION ONLY

For	Withhold For All To withhold authority to vote for any

All	All Except individual nominee(s), mark “For All
Except”	and write the number(s) of the
The	Board of Directors recommends you vote
nominee(s)	on
the	line below.
FOR	the following:
0	0 0
1.	Election of Directors
Nominees
01	Carmen L Diersen
02	Steven R Goldstein, MD
03	Kevin M Goodwin
04	Paul V Haack
05	Robert G Hauser, MD

06	Rodney F Hochman, MD
07	Richard O Martin, PhD
08	William G Parzybok, Jr
The	Board of Directors recommends you vote FOR proposals 2 and 3.
For
Against
Abstain
2	Ratification of the appointment of KPMG LLP as independent registered public accounting firm.
0	0 0 3 To approve, by non-binding vote, executive compensation.
0	0 0
The	Board of Directors recommends you vote 1 YEAR on the following proposal:

1	year 2 years 3 years Abstain 4
To	recommend, by non-binding vote, the frequency of executive compensation votes.

0
0
0
0

NOTE:	Such other business as may properly come before the meeting or any adjournment thereof.
Yes
No	R1.0.0.11699 Please indicate if you plan to attend this meeting 0
0
1	Please sign exactly as your name(s) appear(s) hereon. When signing as
attorney,	executor, administrator, or other fiduciary, please give full
title	as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000088564 partnership name, by authorized officer.
Signature	[PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners)
Date

Important	Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K Wrap is/are available at www.proxyvote.com .

SONOSITE,	INC.

This	proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders—April 19, 2011 at 8:00 a.m.

The

undersigned hereby appoint(s) Kevin M. Goodwin, Marcus Y. Smith and Andrew Haring, and each of them, as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of SonoSite, Inc. held of record by the undersigned on February 23, 2011 at the annual meeting of shareholders of SonoSite to be held at SonoSite’s principal offices at 21919 30th Drive S.E., Bothell, WA 98021-3904 at 8:00 a.m. on Tuesday, April 19, 2011, with authority to vote upon the matters listed on the reverse side and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

THIS

PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND “FOR” 1 YEAR FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

0000088564_2	R1.0.0.11699
Continued	and to be signed on reverse side